Exhibit 10.1

GAME DEVELOPMENT AND LICENSE AGREEMENT

Game License Agreement (the "Agreement") is made on and effective from 10-02-2015 (the "Effective Date"),

BETWEEN:	HKA Digital Limited ("HKA"), a limited liability business company formed in the British Virgin Islands with offices at [Quijano Chambers, P.O. Box 3159, Road Town, Tortola, British Virgin Islands.];

AND:	Cannavoices, Inc. ("Cannavoices"), incorporated and registered in USA, whose principal place of business is at 2203 N Lois Ave, Suite G300, Tampa, FL 33607.

WHEREAS:

A.	HKA is in the business of developing and publishing games designed for use on mobile and social networks.
B.	Cannavoices is a social community where legal medical cannabis advocates and visionary entrepreneurs communicate via the web.
C.	HKA agrees to develop various games for Cannavoices and publish them on a revenue share arrangement.
D.	The parties wish to formalize their agreement under the terms and conditions set forth in this Agreement.

IN CONSIDERATION of the respective covenants herein contained, the parties agree as follows:

1.	DEFINITIONS

Capitalized terms used, and not otherwise defined in this Agreement shall have the respective meanings set forth below:

1.1	"Affiliate" means, when used with respect to a party, any person, corporation, company or other entity that controls such party or is controlled by such party, or is under common control with such party, where control means ownership or control, direct or indirect, of more than fifty percent (50%) of the outstanding voting securities or other instruments entitled to elect the board of directors, managers or other governing body.

1.2	"Bug" means a defect or bug in the Game which prevents it from performing in accordance with the specifications and end-user documentation provided by HKA, or a malfunction that degrades the use of the Game; provided, however, that Bug does not mean and shall not include any defect or bug that is caused directly or indirectly by any external factor(s) beyond the control of the parties hereto, such as Hacking, etc., in any way.

1.3	"Confidential Information· means all documents, inventions, designs, research and development, products and specifications, employee information, supplier information, business plans and financial information, market information, reports, data, records, forms, Trade Secrets and other materials or information obtained by either party from the other party prior to or during the Term: (i) that have been marked as confidential: (ii) whose confidential nature has been made known to the receiving party: or (iii) that due to their character and nature, a reasonable person under like circumstances would recognize to be or otherwise treat as confidential. Notwithstanding any other provision of this Agreement, the content and existence of this Agreement shall be deemed Confidential Information.

1.4	"Currency" means in-game currency which can be earned or purchased by End Users for use in the Game.

1.5	"Data• means all data collected during the term of this Agreement, including without limitation, information related to (i) End Users or their use of the Game; (ii) the development and production of the Game; (iii) the integration of the Game into the Platform; (iv) the design and maintenance of the Game; (v) the integration of advertising into the Game; (vi) the rotation of advertising through the Game; and (vii) electronic commerce conducted in or through the Game, including Transactions and Transaction data. Data shall be deemed the Confidential Information of both parties.

Cannavoices Game 2015

1.6	"HKA's Technology Platform" means a set of tools, libraries, engines, editors and software that provide all basic functionality for the Game, but specifically exclude artwork, characters, animations, game design, feel and look, voices, sounds, music and customized elements.

1.7	"End Users" mean end users of the Game.

1.8	"Game" means (DEFINITION].

1.9	"Gross Revenue" means all revenue, attributable to Sales within the Game, and actually received by a party or a party's Affiliate.

1.10	"Intellectual Property Rights" means, on a world-wide basis, any and all (a) rights associated with works of authorship, including copyrights, moral rights and mask-work rights; (b) patents, patent rights, patent applications, inventions, designs, algorithms and other industrial property rights; (c) trademarks, service marks, trade names, trade dress, symbols, logos, designs and other source identifiers; (d) trade secret rights and rights in and to confidential or proprietary information; (e) other proprietary and intellectual property rights of every kind and nature, including all applications there for, however designated, whether arising by operation of law, contract, license or otherwise; and (f) any and all registrations, applications, renewals, records, extensions, continuations, divisions, divisions in part and reissues relating to the foregoing, whether now or hereafter in force.

1.11	"Items" mean in-game digital "goods" or items which are earned though in-Game play or participation, or purchased with Currency by the End User for use in the Game.

1.12	"Launch" for each Game shall mean making that Game commercially available to the public, including without limitation, by placing the Game for use on the Platform, where the in-Game store and payment options have been implemented, which shall be deemed production use for purposes of this Agreement.

1.13	"Marks" mean the trade name, trademarks, service marks and logos of a party.

1.14	"Materials" mean the Marks and any content, documentation, information and other materials provided by one party to the other party for use in connection with the services or the Game.

1.15	"Net Revenue" means Gross Revenue less the following:
a)	applicable government taxes and duties (e.g., VAT, excise or sales tax, governmental withholdings and foreign tax withholdings);
b)	refunds paid to End Users and chargebacks relating to the Game; and
c)	payments made by Cannavoices or a Cannavoices Affiliate to App Stores (Apple and Google App Stores), Channel owners, OEMs, carriers or other distributors or providers with respect to the Game.

1.16	"Platform" means iOS and Android.

1.17	"Trade Secret" shall have the meaning given such term under applicable law.

1.18	unacceptable Content" means any material of any nature which: (i) is defamatory, indecent, obscene, or which would, if published, constitute a contempt of court; (ii) promotes violence or Illegal activities or promotes discrimination based on race, sex, sexuality, religion, national origin, physical disability or age; (iii) contains any viruses, worms, Trojan horses, spyware or other contaminants that may be used to interfere with or access and modify, delete or damage any data files or other computer programs; (iv) provides access to any such contaminants; (v) breaches the rights, including the Intellectual Property Rights, of any third party; (vi) might expose Cannavoices, its Affiliates, assignees or licensees to any civil and/or criminal proceedings; and/or (vii) breaches any applicable laws.

1.19	"Updates" means bug fixes, service packs, hot fixes, updates, upgrades, enhancements, modifications and new releases or versions of the Game provided by HKA pursuant to this Agreement, if any.

2.	OBLIGATIONS OF THE PARTIES

2.1.	HKA' Obligations

General. HKA shall deliver the Game that conforms to the requirements of this Section 2, fully compatible with requirements of Apple App Store and Google Play store, and will be ready in all respects for distribution to End Users through such stores on delivery by HKA to Cannavoices.

a)	Pre-Launch Date Responsibilities. Promptly following the Effective Date and prior to the intended applicable Launch Dates of the Game as set forth above in the Basic Terms or as later revised, HKA shall:
1)	Develop the Game;
2)	Perform or having performed for it all quality assurance testing for the Game for the Apple App Store and Google play store; to use reasonable commercial efforts to ensure that the Game, and will not rail any Apple App Store and Google Play store acceptance requirements and testing;
3)	Submit the binary of the Game to Apple App Store and Google Play store.

b)	Responsibilities Post-Launch Date. Throughout the Term. HKA shall:
1)	Maintain the Game and assure its full functionality;
2)	Provide Updates to the Game at its discretion;
3)	Collect the revenue and report the same to HKA;
4)	Pay to HKA its share of Net Revenue (as described in Schedule A) according to this Agreement.
5)	Provide to HKA monthly e-mail reports on revenue derived from the Game by Cannavoices;
6)	Use commercially reasonable effort to promote the Game;
7)	Resolve technical issues in the Game binary and necessary Updates identified by the relevant stores;
8)	Make best effort to maintain the Game's stability;
9)	Maintain the Game, including but not limited to implementing Updates, and ensuring that the Game supports the most then-current platform software necessary to permit effective playability of such Game on the relevant OS (e.g., when iOS8 updates to iOS9, the Game must be playable on such updated operating system);
10)	Design, in accordance with Cannavoices' commercially reasonably instructions concerning design and look-and-feel, and deliver an icon for the Game that includes specified Cannavoices trademarks;
11)	Provide server-based administration of Game, controlling the stress load of servers;
12)	Maintain customer support at commercially reasonable level;
13)	Use all commercially reasonable efforts for defending the servers from any unauthorized activity of third parties;
14)	Use commercially reasonable effort to promptly communicate to Cannavoices any downtime needed for scheduled and emergency maintenance to enable Cannavoices to promptly advise End Users of the Game's unavailability.

2.2.	Cannavoices' Obligations

During the Term, Cannavoices shall:

a)	Provide HKA with Cannavoices Materials necessary for the development of the Game;
b)	Pay to HKA development Fees as per schedule in Clause 5.1.

2.3.	Mutual Intentions

a)	During the Term, HKA, at its sole discretion, may spend up to 30% of Net Revenue for marketing and promotion of the game. Any marketing/promotional expense above 30% of the Net Revenue must be approved by Cannavoices.
b)	Parties will discuss in good faith if the Game should be translated and localized into other languages. Furthermore, where both parties agree to modify the Game for Windows and/or Amazon, HKA will retain a subcontractor for the modification and the parties will share the modification costs pro rata their revenue share, while HKA agrees to manage the subcontractor for the modification. Any mutual agreement pursuant to this clause shall be further recorded in writing by both parties.

3.	GRANTS OF LICENCE

3.1.	HKA' Grant of License

HKA grants to Cannavoices a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, non-sub licensable, non-transferable license to use the HKA Technology Platform solely for promotion of the Game. Cannavoices shall not (i) modify, translate, disassemble, decompile or reverse engineer the HKA Technology Platform without the prior written approval of HKA; or (ii) assign, lease, encumber or otherwise transfer or attempt to transfer ownership of the HKA Technology Platform. HKA further grants to Cannavoices during the Term a royalty-free, non-exclusive, worldwide. non-sub licensable, non-transferable license to use the HKA marks and HKA Materials in the Game on the Platform. Cannavoices acknowledges and agrees that its use of the HKA marks and HKA Materials shall be in accordance with HKA' trademark and content guidelines made known to Cannavoices in advance. HKA represents and warrants to Cannavoices that that it has all necessary right, title and interest in and to the HKA Technology Platform, HKA marks and HKA materials to grant Cannavoices the licenses set forth in this Agreement without Infringing the proprietary rights of any third party.

3.2.	Cannavoices’ Grant of License

Cannavoices hereby grants to HKA during the Term a royalty-free, non-exclusive, worldwide, non-sub licensable, non-transferable license to use Cannavoices' Materials to develop the Game. HKA acknowledges and agrees that its use of the Cannavoices' Materials shall be in accordance with any trademark and content guidelines made known to HKA in advance in writing. Cannavoices represents and warrants to HKA that it has all necessary right, title and interest in and to the Cannavoices' Materials to grant HKA the licenses set forth in this Agreement without infringing the proprietary rights of any third party.

4.	DESIGN OF THE GAME

4.1.	HKA will be fully responsible for all development work necessary for the Game.
4.2.	The Game may not contain any Unacceptable Content.

5.	FEES AND EXPENSES

5.1.	For the development of the Game Cannavoices shall pay to HKA as follows:

▪	$350,000 (US) paid immediately upon execution of this agreement;
▪	$1,000,000 (US) paid upon release of Alpha Game Candidate;
▪	$650,000 (US) balance paid upon publishing of Game in both Apple App Store and Google Play Store

5.2.	After the launch of the Game parties shall share revenue in accordance with Schedule A.

5.3.	HKA shall provide Cannavoices with a Game Transactions revenue report within five (5) working days after the receipt of payment from the respective platforms such as App Store and Google Play, setting out the deductions per Schedule A and the amount of Net Revenue due to HKA.

5.4.	Cannavoices will invoice for the final balance within five (5) working days after the receipt of the Game revenue report.

5.5.	HKA will make payment to Cannavoices no later than fifteen (15) working days after the receipt of payment from the respective platforms such as App Store and Google Play.

5.6.	HKA' bank account details are as follows:

Beneficiary Name on the Account:       HKA Digital Limited

Beneficiary iBan/Account Number:      USO Account Number:

Bank Swift Code:

Bank Name:

Bank Address (if known): Bank Code:

5.7.	Cannavoices· bank account details are as follows:

Beneficiary Name on the Account:

Beneficiary iBan/Account Number:

Bank Swift Code:

Bank Name:

Bank Address (if known):

Bank Code:

5.8.	Each party will bear its own bank charges for outward remittances. All payments made in currencies other than U.S. Dollars will be based on exchange rates of the remitting bank applicable at the time of remittance or the actual exchange rates used by the relevant Platform. All other costs, including, without limitation, foreign exchange and bank transaction costs, shall be borne by the party receiving the payment. Where withholding tax is applicable, both parties hereby agree that the other party may deduct such withholding tax from their share of Net Revenue.

5.9.	Each party shall maintain, during the Term and for at least two (2) years after expiration or termination of this Agreement, its records, contracts and accounts relating to the Game and services provided under this Agreement (the "Records"). During the Term and for as long as there is Net Revenue, each party shall have the right to designate a certified public accountant to examine, audit and take extracts from the Records during normal business hours from time to time, provided that such accounting firm will treat such records as the confidential information of both parties and not disclose any information, except as necessary to report to both parties on the accuracy of the calculation of the Net Revenue. In the event that any such examination or audit reveals an underpayment of amounts due, the party in default shall promptly pay the amounts owed. In the event any such underpayment due exceeds five percent (5%) of the amounts due as reported by a party, the other party shall pay the actual third party costs of conducting such audit in addition to the amounts due.

6.	TERM AND TERMINATION

6.1.	Term

This Agreement will become effective as of the Effective Date and will, unless sooner terminated as provided below or as otherwise mutually agreed in writing.

6.2.	Termination for Cause

Either party may terminate this Agreement in the event the other party commits a material breach of this Agreement and fails to cure such breach within thirty (30) days following the breaching party's receipt of a written notice from the non-breaching party setting forth the nature of such breach (unless the breach, by its nature. is curable but incapable of being cured within such thirty (30) day period, in which case the non-breaching party and the breaching party shall agree to a reasonable period of time thereafter).

6.3.	Termination due to Legal Concerns

Either party may terminate this Agreement immediately, at any time, upon notice and without opportunity to cure, in the event the other party believes, upon advice of counsel, that any element of the Game or this Agreement violates any applicable law, rule or regulation.

6.4.	Termination for Insolvency

Either party may terminate this Agreement immediately upon notice and without opportunity to cure in the event of the other party's insolvency; adjudication of insolvency; filing of a voluntary petition in bankruptcy or a voluntary petition or answer seeking reorganization, arrangement or readjustment of its debts or any agreement of the other party indicating its consent to, approval of or acquiescence in any such petition or proceeding; or the application by the other party for or the consent or acquiescence of the other party to the appointment of a receiver or trustee over all or a substantial part of the other party's property or assets; or the filing of an involuntary petition against the other party seeking reorganization, rearrangement or readjustment of its debts or for any other relief under any insolvency act or law, now or hereafter existing (which petition is not dismissed within 60 days); or the involuntary appointment of a receiver or trustee over all or a substantial part of the other party's property or assets.

6.5.	Obligations Upon Termination

Upon termination or expiration of this Agreement for any reason, (i) all payments due to one another at the time of termination shall be immediately due and payable in full (ii) all licenses of the parties set forth herein shall immediately terminate, unless otherwise specified herein, (iii) each party shall also return to the other party any Confidential Information, including source codes and other materials of the other party. Notwithstanding the above, both parties further agree to share revenue per Schedule A for as long as the Game is installed, even after termination or expiry of the Agreement. licenses under this Agreement will also continue for installed Game for as long as they are installed.

6.6.	Survival

Upon termination or expiration of this Agreement Sections of this Agreement that expressly, or by their nature, survive any termination or expiration of this Agreement or which impose any obligations following the termination or expiration of this Agreement, shall continue and survive in full force and effect in accordance with their terms.

7.	INTELLECTUALPROPERTY RIGHTS

7.1.	Ownership

Each party shall retain all right. title and interest in and to any Intellectual Property Rights of such party existing as of the Effective Date and any modifications, enhancements and derivative works thereof.

HKA shall remain as the exclusive legal and beneficial owner of the HKA Technology Platform under this Agreement in perpetuity.

HKA shall remain as the exclusive legal and beneficial owner of the name of the Game, all beneficial source code and/or any derivative thereof.

Each party agrees and acknowledges that the other party has the right to develop and distribute other social games during and after the Term, including using elements similar to the ones in the Game.

7.2.	No Implied Licenses

Neither party shall be deemed to have any rights by implied license.

8.	CONFIDENTIALITY

8.1.	Confidentiality

During performance of this Agreement each party (the "Receiving Party") will be provided and exposed to Confidential Information of the other party (the "Disclosing Party"). The Receiving Party shall keep secret and hold as strictly confidential all Confidential Information of the Disclosing Party and shall not sell, transfer, rent, use. disclose or otherwise make available, without the Disclosing Party's prior written consent, any of the Confidential Information of the Disclosing Party to any person or parties, except its employees and contractors to whom such information must be provided to carry out the purpose and intent of this Agreement, and who have agreed in writing to be bound by terms of confidentiality no less restrictive than those contained in this Section 8.

8.2.	Exceptions to Obligations

Notwithstanding anything to the contrary contained in this Agreement, the Receiving Party shall not be obligated to treat as confidential or otherwise be subject to the restrictions on use, disclosure or treatment contained in this Agreement for, any Confidential Information of the Disclosing Party which is:

a)	rightfully known to the Receiving Party prior to its disclosure by the Disclosing Party;
b)	publicly available through no breach of the Receiving Party
c)	independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information; or
d}	publicly available or later becomes publicly available without violation of this Agreement or may be lawfully obtained by a party from any non-party.

In addition, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is required by any rule, law, regulation, court, court order, or government or quasi-governmental authority, provided the Receiving Party notifies the Disclosing Party, if permitted by law, of the applicable legal requirements before such disclosure occurs so as to enable the Disclosing Party to obtain such protection as may be available to preserve the confidentiality of such information. The Receiving Party will cooperate with the Disclosing Party in any such efforts to preserve the confidentiality of such information and will only disclose as much of such information as is legally required.

8.3.	No Adequate Remedy; Survival

The Receiving Party agrees that the Disclosing Party will have no adequate remedy at law if there is a breach or threatened breach of this Section 8 and, accordingly, the Disclosing Party shall be entitled (in addition to any legal or equitable remedies available to the Disclosing Party) to injunctive or other equitable relief to prevent or remedy such breach.

The obligations under this Agreement with regard to Confidential Information that constitutes a Trade Secret shall remain in effect during the term of this Agreement and for the longer of (i) as long as such information remains a Trade Secret or (ii) three (3) years after the expiration or termination of this Agreement.

The obligations with regard to Confidential Information that does not constitute a Trade Secret shall remain in effect during the term of this Agreement and for three (3) years after the expiration or termination hereof.

8.4.	Return of Confidential Information.

Upon written request of the Disclosing Party or upon termination of this Agreement, the Receiving Party shall cease using the Disclosing Party's Confidential Information and promptly return to the Disclosing Party (or destroy at the Disclosing Party's request) the Confidential Information and all copies thereof, and upon request of the Disclosing Party, certify in writing that the Receiving Party has complied with the obligations set forth in this Section.

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Representations and Warranties

Each party represents and warrants to the other party that:

a)	it is duly organized and validly existing under the laws of its jurisdiction of organization;
b)	it has the legal power and authority to grant the licenses herein and execute and deliver this Agreement and to fully perform its obligations hereunder;
c)	the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary actions and do not violate its organizational documents or any other material agreements to which it is a party; and
d)	this Agreement constitutes the legally valid and binding obligation of such party enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable laws, rules or regulations.

9.2.	No Other Warranties

EXCEPT FOR THE LIMITED EXPRESS WARRANTY SET FORTH IN SECTION 9.1, THE SERVICES AND THE GAME ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. HKA HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE SERVICES OR THE GAME FOR THIS AGREEMENT, WHETHER ORAL OR WRITIEN, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILTI Y, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

10.	INDEMNITY

Each party shall indemnify and defend the other party, its Affiliates and their respective employees, officers, directors, members, agents, contractors and representatives (collectively, the “Indemnitees") and hold the lndemnitees harmless from and against any and all judgments. losses, costs (including court costs and reasonable attorneys' fees). damages, settlements, suits, actions, expenses, liabilities, taxes, fines and claims sustained by or involving the lndemnitees arising out of or resulting from (i) any material breach by the indemnifying party of the terms and conditions of this Agreement and any claims made by third parties arising out of Cannavoices' receipt, use or commercial exploitation of the Game.

In claiming any indemnification hereunder, the lndemnitees shall promptly provide the indemnifying party with written notice of any claim which the lndemnitees believe falls within the scope of the foregoing paragraphs. The lndemnitees may, at its own expense. assist in the defense if it chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind or otherwise obligate the lndemnitees shall not be final without the lndemnitees' written consent, which shall not be unreasonably withheld.

11.	LIMITATION OF LIABILITY AND EXCLUSION OF DAMAGES

11.1.	Limitation of Liability

EXCEPT FOR AMOUNTS OWING TO EACH OTHER PURSUANT TO THIS AGREEMENT, IN NO EVENT WILL EACH PARTY'S TOTAL LIABILITY FOR ANY AND ALL DAMAGES TO EACH OTHER OR ANY OTHER PERSON EVER EXCEED THE AMOUNT OF NET REVENUE GENERATED BY THE GAME DURING SIX MONTHS PRECEEDING THE DATE OF THE RELEVANTACTION, REGARDLESS OF THE FORM OF ACTION (WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, PRODUCTS LIABILITY OR OTHERWISE).

11.2.	Exclusion of Certain Damages

EXCEPT AS OTHERWISEPROVIDED HEREIN, IN NO EVENT SHALL EACH PARTY OR ITS AFFILIATES. OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, SUPPLIERS, AGENTS. SUBCONTRACTORSOR REPRESENTATIVES OR ANY OTHER PARTY INVOLVED IN PROVIDING OR PROVIDING THE SERVICES OR ANY PORTION THEREOF BE LIABLE HEREUNDER FOR ANY LOSS OF DATA OR DAMAGES RESULTING FROM ANY DELAY IN OR NON-DELIVERY OF ANY DATA, NOR FOR ANY LOST PROFITS, LOST REVENUE, LOSS OF GOODWILL OR OTHER SPECIAL. INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, WHETHER OR NOT IT HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING AND REGARDLESS OF THE NATURE OF THE CLAIM OR FORM OF ACTION (WHETHERIN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE).

11.3.	Exceptions from the liability limitation

For the avoidance of doubt, nothing in this clause 11 shall limit the following:

a)	the parties' liability for any breach of either each other's or third parties' Intellectual Property Rights;
b)	the parties' liability for any breach of clause 7;
c)	indemnity as per clause 9.

11.4.	Duty to Mitigate; Limitation of Claims

Each party shall use commercially reasonable efforts to minimize any damages i t may incur as a result of the other party's performance or non-performance of this Agreement. No legal proceedings, regardless of form, arising under or relating to this Agreement may be brought by HKA or Cannavoices more than three (3) years after it first knew. or reasonably should have known, of the facts giving rise to the cause of action.

12.	FORCE MAJEURE

Each party shall not be liable to the other party or any other person for any delay or failure to perform any provision of this Agreement to the extent such delay or failure to perform is caused by fire, flood, accident, earthquakes, telecommunications line failures, electrical outages, acts of God, war, terrorism, labor disputes, or any other event beyond the reasonable control of the party. To the extent that a force majeure has continued for ten (10) days, either party may terminate the Agreement without penalty.

13.	MISCELLANEOUS

13.1.	Severability

If any one or more of the provisions in this Agreement or any application of such provision is held to be invalid, illegal or unenforceable in any respect by a competent tribunal, the validity, legality and enforceability of the remaining provisions of this Agreement and all other applications of the remaining provisions will not in any way be affected or impaired by such invalidity, illegality or unenforceability.

13.2.	Choice of Law; Venue

a)	This Agreement and all matters relating to the performance and validity hereof shall be construed, interpreted, applied, and governed in all respects in accordance with the laws of the State of New York without giving effect to its principles of conflicts of law.
b)	All disputes, controversies and differences between the parties arising out of or relating to this Agreement, including any question regarding its existence, validity or termination shall be settled amicably through negotiations in good faith. In case such dispute, controversies or differences cannot be settled amicably through negotiations within a thirty 30-day period, it or they shall be submitted to arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules.

•	The number of arbitrators shall be one.

 The place of arbitration shall be New York, New York.

 The arbitration shall be held, and the award rendered, in English.

c)	The parties agree that evidence and argument will be taken by documents only, without resort to an oral hearing.
d)	The parties agree that the award shall be rendered within 6 months of the commencement of the arbitration, unless such time limit is extended by the arbitrator.
e)	The parties agree that all arbitration proceedings conducted pursuant to this Section shall be kept strictly confidential and all information disclosed in the course of such arbitration proceedings shall be used solely for the purpose of those proceedings.

13.3.	Notices

Notices under this Agreement shall be in writing and deemed to have been given immediately if made by facsimile or electronic mail (confirmed by concurrent written notice sent by registered mail, postage prepaid) as follows:

To HKA:	To Cannavoices:
QUIJANO & ASSOCIATES (BVI)	2203 N Lois Ave
LIMITED	Suite G300
Quijano Chambers	Tamp a, FL 33607
P.O. Box 3159 Road Town	Attention: Kevin Gillespie, Pres
Tortola, British Virgin Islands
Attention: Mr. Andrey Kuznetsov	Email: kgillespie@firstharvestfinancial.com
Email: ak@cannavicoes.com	Email: kg@cannavoices.com
Phone:
Fax: (US) 508-437-0461

Either party may change is address by written notice to the other party.

13.4.	Burdens and Benefits

This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns.

13.5.	Independent Contractor

The parties acknowledge and agree that in the performance of their respective duties and obligations hereunder they are acting as independent contractors of each other, and neither party shall represent that an employer/employee, partnership, joint venture, franchisor/franchisee or agency relationship exists between them, nor shall either party have the power, nor will it represent that it has the power, to bind the other party hereto to any contract or agreement. Neither party shall have control over the other party or its representatives with respect to its hours, times, employment, manner or method of performing its obligations under this Agreement.

13.6.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument. Execution and delivery of the Agreement may be evidenced by facsimile and/or electronic mail; provided, however, that electronic versions shall be in the form of a .pdf file (or other version incapable of modification). The parties will deliver original execution copies of the Agreement to one another upon request.

13.7.	Captions, Sections, Articles and Exhibits

The premises, captions and headings in this Agreement are for convenience of reference only and may not be referred to in the construction or interpretation of this Agreement. Unless otherwise noted, any reference in this Agreement to a "Schedule" or a "Section" refers, respectively, to schedules or sections in this Agreement. The content and terms of all Schedules (including any Schedules that are not completed as of the execution of this Agreement, but are subsequently agreed upon by the parties, and any amended Schedules) are incorporated into this Agreement by reference.

13.8.	Interpretation

This Agreement shall not be construed more strongly against either party, regardless of which party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by both parties. By execution and acceptance of this Agreement, the parties acknowledge that they have had the opportunity to consult counsel regarding this Agreement, and that they have read the same and understand each provision, term and obligation contained in this Agreement and its Schedules.

13.9.	Entire Agreement

This Agreement (including any agreement attached as or referred to in Schedule or an addendum) constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior statement or writing not a part of this Agreement, and neither party shall be bound by any prior or contemporaneous representation, statement, promise, warranty, covenant, or agreement pertaining thereto unless set forth in this Agreement. If there is a conflict between the terms and conditions of this Agreement and those of any Schedule, the terms and conditions of this Agreement control over those of the Schedule. However, to the extent possible, the parties shall construe the terms and conditions of this Agreement and the Schedules as complementary to each other.

13.10.	Amendments and Waiver

No amendment, change, or modification of this Agreement or any of the terms, conditions or provisions hereof, and no waiver of a right, remedy, privilege, power, or discharge of an obligation or liability, conferred upon, vested in, or imposed upon any party under or pursuant to this Agreement, and no consent to any act or omission pertaining hereto will be effective unless duly embodied in a written instrument that is signed by the duly authorized representatives of both parties.

No failure to exercise and no delay in exercising any right, remedy, privilege, or power under or pursuant to this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any right remedy, privilege, or power provided for under or pursuant to this Agreement by either party hereto preclude or limit such party from any other or further exercise thereof or from pursuing any other right, remedy, privilege, or power available pursuant to this Agreement, at law or in equity.

13.11.	Further Assurances

The parties hereto further agree that they shall take any and all necessary steps and sign and execute any and all necessary documents or agreements required to implement the terms of this Agreement.

WHEREFORE, the parties, intending to be legally bound, have signed their names in the spaces indicated below effective as of the Effective Date.

For and on behalf of HKA Digital Limited	For and on behalf of Cannavoices

/s/ Denny Hammett	/s/ Kevin Gillespie
Name: Denny Hammett	Name: Kevin Gillespie
Title: CEO	Title: President

SCHEDULE A

REVENUE SHARE

Agreed Revenue Shares

Total Accumulated Net Revenue	Cannavoices	HKA

Net Revenue $0 - $5,000,000	45%	55%

Net Revenue $5,000,001 +	55%	45%